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                                                                   Exhibit 11.01

                      Computation of Net Income Per Share

                                                                         Pro Forma for the
                                                     Pro Forma for          Nine Month
                                                    the Year Ended         Period Ended
                                                   December 31, 1996    September 30, 1997
                                                   -----------------    ------------------
Weighted Average Shares Outstanding                    37,079,130            37,455,000
  Cheap Stock                                           2,395,487             2,395,487
  Additional shares issued for
    planned distributions in excess
    of current year earnings                            2,061,594             2,061,594
                                                      -----------           -----------

Weighted Average - Common and
  Equivalent Shares outstanding                        41,536,211            41,912,081
                                                      ===========           ===========
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